Exhibit 10.15(b)

SECOND AMENDMENT TO AGREEMENT OF LEASE

AGREEMENT made as of the 18th day of April, 2005, by and between MMP REALTY, LLC, a Connecticut limited liability company having an address at 7 Finance Drive, Danbury, Connecticut 06810 (“Lessor”) and CENDANT OPERATIONS, INC., a Delaware corporation having a principal place of business at 1 Campus Drive, Parsippany, New Jersey 07054 (“Lessee”).

RECITALS

A. Lessor and Lessee (through its predecessor, HFS Mobility Services, Inc.) are the parties to an Agreement of Lease dated August 11, 1997 (the “Lease”), pursuant to which the Lessor has leased the premises known as 40 Apple Ridge Road, Danbury, Connecticut (the “Leased Premises”) to the Lessee.

B. The Lease was amended by First Amendment To Agreement Of Lease dated November 4, 2004 (the “First Amendment”) to accommodate the Lessee’s request that the Lessor construct a two (2) story, 20,000 square foot addition (the “Original Addition”) to the Leased Premises in order to enable the Lessee to move its affiliated operations and employees currently located at 51-53 Kenosia Avenue, Danbury, Connecticut (the “Kenosia Premises”) to the Leased Premises.

C. The Lessee has requested that the Original Addition be increased in size and scope to three (3) stories and 30,000 square feet. The additional 10,000 square feet of space is referred to herein as the “Additional Space”.

D. In order to accommodate the Lessee’s request to add the Additional Space to the Original Addition, the Lessor requires that the Lease and the First Amendment be further amended as provided herein. All capitalized terms used, but not defined, herein shall have the meaning ascribed thereto in the Lease and the First Amendment.

E. In consideration of the foregoing, the Lessor and Lessee hereby agree to modify the Lease and the First Amendment as set forth below.

AGREEMENT

1. The Lessor and the Lessee agree that the Original Addition described in the First Amendment shall be modified from its original two (2) story, 20,000 square foot design so as to consist of a three (3) story structure consisting of approximately 30,000 square feet (the “Expanded Addition”), as more particularly described on the plans and specifications approved by the Lessee, copies of which are attached hereto as Exhibit A and made a part hereof (the “Revised Addition Plans”). The Lessor shall carry out said work in accordance with the terms of the work letter attached hereto as Exhibit B and made a part hereof, together with the Revised Addition Plans. The work shall be done at the Lessor’s sole cost and expense and the Lessor shall obtain all permits required therefor. The Lessor shall carry out such work in a good and workmanlike manner using new first class materials, in accordance with all applicable laws and regulations, including applicable zoning regulations, and shall use its best efforts to complete said work and obtain a certificate of occupancy for the Expanded Addition on or before November 1, 2005 (the actual date of issuance of the certificate of occupancy is referred to herein as the “Addition Occupancy Date”). The Lessor represents that it has obtained the necessary site plan approval from the Danbury Zoning Commission for the Original Addition (a copy of which is attached as Exhibit C to the First Amendment) and will obtain the necessary site plan approval for the Expanded Addition. Upon completion of the Expanded Addition and issuance of the certificate of occupancy, the Expanded Addition shall be (a) deemed part of the “Building” and the “Premises”, as said terms are defined in the Lease, and (b) subject to all of the terms and conditions of the Lease, as modified hereby. Once the actual Addition Occupancy Date has been determined, the Lessor and the Lessee shall execute a commencement date agreement memorializing said date.

2. Notwithstanding the provisions of Section 2 of the Lease and Section 3 of the First Amendment to the contrary, the Lessor and the Lessee hereby agree that the Initial Term of the Lease is hereby extended to November 30, 2015. In addition, the Lessee shall have two consecutive renewal term options, each of five (5) years duration. The conditions precedent to the Lessee’s exercise of such renewal terms shall be as provided in Section 2.4 of the Lease.

3. The Lessee hereby acknowledges that the current monthly Fixed Rent due and owing under the Lease is Two Hundred Seventy-Three Thousand Six Hundred Seventy-Eight and 75/100 Dollars ($273,678.75). Notwithstanding the provisions of Section 5 of the Lease and Section 4 of the First Amendment to the contrary, the Lessor and the Lessee hereby agree that monthly Fixed Rent in said amount ($273,678.75) shall be due and payable through the extended period of the Initial Term, which now ends November 30, 2015. Commencing on the Addition Occupancy Date, additional Fixed Rent shall be allocated to the Expanded Addition in the amount of Forty-Two Thousand Two Hundred Twenty-Five and 00/100 Dollars ($42,225.00) per month (pro-rated for any partial month) and shall be due and payable in advance on the first Business Day of each month, continuing until and including November 1, 2015. (This additional Fixed Rent consists of the $28,150.00 per month attributable to the Original Addition, plus $14,075.00 per month attributable to the Additional Space added to the Original Addition by this Agreement.) If the Lessee exercises either of the Renewal Terms, the monthly Fixed Rent due for the entire Premises during the First Renewal Term shall be Three Hundred Twenty-Five Thousand Nine Hundred Three and 75/100 Dollars ($325,903.75), of which Twelve Thousand Five Hundred Fifty-Eight and 33/100 Dollars ($12,558.33) is attributable to the Additional Space, and the monthly Fixed Rent due during the second Renewal Term shall be Three Hundred Forty-Five Thousand Nine Hundred Three and 75/100 Dollars ($345,903.75), of which Thirteen Thousand Three Hundred Twenty-Five and 00/100 Dollars ($13,325.00) is attributable to the Additional Space.

4. In connection with the construction of the Expanded Addition, the Lessor agrees to provide an additional 150 parking spaces on-site for use by the Lessee.

5. If the Lessor obtains the necessary approvals for the Additional Space, but is unable to obtain the necessary approvals to add the 150 parking spaces, the Lessor shall promptly notify the Lessee of same. In such event, the Lessor shall continue to be obligated to construct the Expanded

Addition, and the Lessee shall occupy, but shall not be required to pay the Fixed Rate allocable to, the Additional Space.

6. Except as expressly modified hereby, the terms and conditions of the Lease, as amended by the First Amendment, remain in full force and effect. To the extent the terms of this Agreement are inconsistent with the terms of the Lease and/or the First Amendment, the terms of this Agreement shall control.

7. The Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Connecticut.

8. This Agreement shall be binding upon the Lessor and the Lessee and their respective successors and assigns. This Agreement may be executed and delivered in two (2) or more counterparts, all of which counterparts, when taken together, shall constitute one and the same Agreement.

9. The Lessor agrees that it will obtain a letter from the lessor of the Kenosia Premises acknowledging that the addition to the Leased Premises has been increased from 20,000 square feet to 30,000 square feet, such letter to be in the form attached hereto as Exhibit C.

IN WITNESS WHEREOF, the Lessor and the Lessee have executed this Agreement as of the day and date first above written.

LESSOR:

MMP REALTY, LLC

By:	MMP Management Company, Inc., a Connecticut corporation

	By:	/s/ Melvyn J. Powers
Melvyn J. Powers
Its President

[Signatures continued on following page]

LESSEE:

CENDANT OPERATIONS, INC.

By:	/s/ Frank Galus 4/15/05
	Name:	Frank Galus
	Title:	Vice President

4